UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                        Commission Only (as permitted by
                                        Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FINANCIAL FEDERAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee paid previously with preliminary materials.

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    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number,
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



         FINANCIAL FEDERAL
         CORPORATION

         NOTICE OF ANNUAL
         MEETING OF STOCKHOLDERS
         AND PROXY STATEMENT


                                        TUESDAY, DECEMBER 8, 2009
                                        AT 10:00 A.M. EASTERN TIME
                                        270 PARK AVENUE, 11TH FLOOR
                                        NEW YORK, NEW YORK 10017

                          FINANCIAL FEDERAL CORPORATION
                          730 THIRD AVENUE, 23RD FLOOR
                            NEW YORK, NEW YORK 10017

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TUESDAY, DECEMBER 8, 2009, 10:00 A.M.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Financial Federal Corporation, a Nevada corporation (the "Company"), will be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on Tuesday, December 8, 2009, at 10:00 a.m. Eastern Time, to:

     (1) Elect six directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

     (2) Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010;

     (3) Transact any other business that properly comes before the Annual Meeting.

================================================================================
       IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
             THE SHAREHOLDER MEETING TO BE HELD ON DECEMBER 8, 2009.
     THE 2009 PROXY STATEMENT AND THE 2009 ANNUAL REPORT TO SECURITY HOLDERS
           ARE AVAILABLE AT HTTP://WWW.FINANCIALFEDERAL.COM/PROXY2009
================================================================================

     The Board of Directors of the Company has fixed the close of business on October 15, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any valid purpose related to the Annual Meeting at the office of Financial Federal Corporation, 730 Third Avenue, 23th Floor, New York, New York 10017 for the ten days before the Annual Meeting. The list will also be available during the Annual Meeting for inspection by any stockholder present at the Annual Meeting. A copy of the Company's Annual Report to Stockholders for the fiscal year ended July 31, 2009 is also enclosed.

     All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed reply envelope.

                                         FINANCIAL FEDERAL CORPORATION



                                         Troy H. Geisser
                                         SECRETARY

November 3, 2009
New York, New York

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE THAT DOES NOT NEED POSTAGE IF MAILED IN THE UNITED STATES.

                          FINANCIAL FEDERAL CORPORATION

                          730 THIRD AVENUE, 23RD FLOOR
                            NEW YORK, NEW YORK 10017

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 8, 2009

     This Proxy Statement and the accompanying form of proxy are solicited by the Board of Directors (the "Board of Directors" or the "Board") of Financial Federal Corporation, a Nevada corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on December 8, 2009 and at any postponements or adjournments (the "Meeting").

     Shares represented by properly executed proxies, received timely and not revoked, will be voted at the Meeting in accordance with the instructions of the stockholder. Stockholders may revoke their proxy before its exercise by written notice to the Company's Secretary stating that their proxy is revoked, by submitting another proxy with a later date or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held through a broker, bank or other nominee and the stockholder wishes to vote the shares at the Meeting, the stockholder must obtain a proxy to vote the shares from the bank, broker or other nominee.

     At the Meeting, the Company's stockholders will be asked (i) to elect each of the Company's six nominees for election to the Board of Directors to serve until the next annual meeting of stockholders and until his successor is elected and qualified (ii) to ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010 and (iii) to take any other actions that properly come before the Meeting. Items (i) and (ii) are described in more detail in this Proxy Statement.

     The approximate date this Proxy Statement and accompanying form of proxy will first be sent or given to stockholders is November 3, 2009. Holders of the Company's common stock, par value $0.50 per share (the "Common Stock"), on the record date, the close of business on October 15, 2009, are entitled to vote at the Meeting. On October 15, 2009, 26,127,347 shares of Common Stock were outstanding and no shares of the Company's preferred stock, par value $1.00, were outstanding.

     Each share of Common Stock entitles the holder on the record date to one vote on each matter submitted to a vote of stockholders at the Meeting. The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included to determine the presence of a sufficient number of shares to constitute a quorum to transact business. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. Of the matters to be voted on at the Meeting, brokers, banks and other nominees will not have discretionary voting authority for the election of directors, but will have discretionary voting authority for the ratification of the appointment of KPMG as the Company's independent registered public accounting firm.

     Unless contrary instructions are indicated on the proxy, shares represented by each properly executed and returned proxy card (and not revoked before they are voted) will be voted "FOR" the election of the nominees for directors named below, "FOR" the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010, and by the proxies in their discretion on any other matters to come properly before the Meeting, or any postponement or adjournment. If a stockholder specifies a different choice on the proxy, the stockholder's shares of Common Stock will be voted according to the specification made.

     The Company will pay the entire expense of this proxy solicitation. Solicitation will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company, who will receive no additional compensation for their solicitation activities. The Company also will reimburse brokerage firms and banks for the certain costs incurred in transmitting the proxy materials to beneficial owners. The Company has retained Georgeson Shareholder Communications, Inc. to assist in soliciting proxies, at an estimated cost of $1,000 plus reimbursement for reasonable expenses.

                                     ~ 1 ~

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, to the Company's knowledge, the number of shares of Common Stock beneficially owned on October 15, 2009, unless otherwise indicated, by (i) each holder known to be the beneficial owner of more than 5% of the Common Stock outstanding (ii) each director and each nominee for election as a director (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. There were 26,127,347 shares of Common Stock outstanding on October 15, 2009.

--------------------------------------------------------------------------------
                                            Amount and Nature of      Percent of
Name and Address of Beneficial Owner 1     Beneficial Ownership 2       Class
--------------------------------------------------------------------------------
Lord, Abbett & Co. LLC  3,11                     3,590,827               13.7
     90 Hudson Street
     Jersey City, NJ 07302
Kayne Anderson Rudnick Investment
  Management, LLC  3                             1,880,325                7.2
     1800 Avenue of the Stars
     Los Angeles, CA 90067
Barclays Global Investors UK Holdings
  Ltd  3,12                                      1,813,237                6.9
     1 Churchill Place
     Canary Wharf
     London, England E14 5HP
Waddell & Reed Financial, Inc.  3                1,496,006                5.7
     6300 Lamar Avenue
     Overland Park, KS 66202
Lawrence B. Fisher  4                                6,000                  *
Troy H. Geisser  5                                 157,892                  *
John V. Golio  6                                   206,798                  *
Steven F. Groth  7                                 119,812                  *
James H. Mayes, Jr.  8                             210,359                  *
Michael C. Palitz  4,9                             349,404                1.3
Paul R. Sinsheimer  10                             831,243                3.2
Leopold Swergold  4                                 16,614                  *
H. E. Timanus, Jr.  4                               34,750                  *
Michael J. Zimmerman  4                             11,800                  *
All directors and executive officers
  as a group (13 persons) 13                     2,214,583                8.5
--------------------------------------------------------------------------------

     *    Less than 1% of Common Stock outstanding.

     1 Unless otherwise indicated, the address of each person listed is c/o Financial Federal Corporation, 730 Third Avenue, 23rd Floor, New York, NY 10017.

     2 Unless otherwise noted, each person has the sole power to vote, or direct the voting of, and sole power to dispose, or direct the disposition of, all of the shares of Common Stock shown as beneficially owned. Beneficial ownership was determined according to the rules of the Securities and Exchange Commission ("SEC") and includes shares of Common Stock issuable upon the exercise of stock options that are immediately exercisable or will become exercisable within 60 days after October 15, 2009, vested restricted stock units that can be settled in shares of Common Stock within 60 days after October 15, 2009 and shares of restricted stock subject to forfeiture.

     3 This information is based on the most recent Form 13F filed with the SEC.

     4    Holdings include 6,000 vested restricted stock units.

     5 Mr. Geisser's holdings include 141,750 shares of restricted stock subject to forfeiture.

     6 Mr. Golio's holdings include 145,562 shares of restricted stock subject to forfeiture.

                                     ~ 2 ~

     7 Mr. Groth's holdings include 119,812 shares of restricted stock subject to forfeiture.

     8 Mr. Mayes' holdings include 191,875 shares of restricted stock subject to forfeiture and 18,484 shares of Common Stock held in a margin account.

     9 Mr. Palitz's holdings of Common Stock include (i) 225,000 shares held by trusts controlled by Mr. Palitz's wife (ii) 94,297 shares held by a corporation owned and controlled by Mr. Palitz and (iii) 10,000 shares held by Mr. Palitz's wife.

     10 Mr. Sinsheimer's holdings include (i) 441,472 shares of Common Stock held by a limited partnership of which the general partner is controlled by Mr. Sinsheimer and (ii) 389,771 shares of restricted stock subject to forfeiture.

     11   Reported no voting power for 400,844 shares.

     12   Reported no voting power for 447,088 shares.

     13 Includes (i) 2,182,084 shares of Common Stock of which 1,168,143 shares are restricted stock subject to forfeiture and 30,000 vested restricted stock units as described in notes 4 through 10 above and
          (ii) 267,411 shares of Common Stock of which 179,373 shares are restricted stock subject to forfeiture and options to purchase 2,500 shares of Common Stock held by executive officers not named in the table.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any beneficial owner of more than 10% of the Common Stock (a "ten percent beneficial owner") to file reports of holdings of and transactions in the Company's equity securities with the SEC and the New York Stock Exchange, and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports and written representations from the Section 16 reporting persons, the Company believes its executive officers, directors and ten percent owners filed all reports due under
Section 16(a) for the fiscal year ended July 31, 2009 timely.

                                     ~ 3 ~

                              ELECTION OF DIRECTORS

                             (Item 1 on Proxy Card)

     The Corporate Governance and Nominating Committee and the Board of Directors nominated the persons listed below to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier resignation or removal. The Company's bylaws set the Board's membership at a minimum of five directors.

     It is intended that shares represented by proxies solicited by the Board will, unless authority to vote for some or all nominees is withheld, be voted in favor of electing as directors the nominees listed below. The Company has no reason to believe any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee becomes unavailable for any reason, the shares will be voted for another person nominated by the Board, unless the Board by resolution reduces the number of directors. Directors are encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2008 Annual Meeting of Stockholders. All nominees listed below are current directors of the Company.

     Electing the six director nominees requires an affirmative vote by a plurality of votes cast. Shares not voted (by abstention, broker non-vote, or otherwise) will not impact the vote.

     THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.


                       NOMINEES FOR ELECTION AS DIRECTORS

     The name, age, principal occupation or employment, and other information for each nominee, based on information he provided, are set forth below:

     LAWRENCE B. FISHER, 71, has served as a director of the Company since 1992. Mr. Fisher was a partner of Orrick, Herrington & Sutcliffe LLP, a law firm, from December 1995 until he retired in December 2005. He had previously been a partner of Kelley Drye & Warren LLP, a law firm, from 1985 to December 1995. He is a director of National Bank of New York City, a privately owned commercial bank and is a member of the Board of Directors of the Quantum Group, a publicly held health care service company.

     MICHAEL C. PALITZ, 51, has served as a director of the Company since July 1996. He is a Managing Director of Preston Partners LLC, a Manhattan based merchant banking firm. He is also a Manager of Comix New York, LLC, a New York City based hospitality company. He served as an Executive Vice President of the Company from July 1995 until he resigned as an officer and employee of the Company on March 14, 2003. Mr. Palitz served as a Senior Vice President of the Company from February 1992 to July 1995 and served as a Vice President of the Company from its inception in 1989 to February 1992. He also served as Treasurer and Assistant Secretary of the Company since its inception in 1989 and as Chief Financial Officer from 1989 through September 2000. He was a member of the Board of Directors and Chair of the Audit Committee of City and Suburban Financial Corporation until it was sold in July 2007. He also is a Director of the Sy Syms School of Business of Yeshiva University and a Trustee of the Museum of the Moving Image, where he also serves on its Audit Committee.

     PAUL R. SINSHEIMER, 62, has served as Chairman of the Board and Chief Executive Officer of the Company since December 2000, as President of the Company since September 1998, as an Executive Vice President of the Company from its inception in 1989 to September 1998 and as a director of the Company since its inception. From 1970 to 1989, Mr. Sinsheimer worked for Commercial Alliance Corporation in several positions including Executive Vice President.

     LEOPOLD SWERGOLD, 69, has served as a director of the Company since August 16, 2005. Mr. Swergold is the sole member of Anvers Management LLC, a general partner of two private equity funds. Mr. Swergold was a Managing Director at ING Groep N.V. from 1997 until he retired in December 2004. He was Head of Healthcare Investment Banking and a member of the Board of Directors of Furman Selz from 1989 until it was acquired by ING Groep N.V. in 1997. After working on Wall Street for twenty years, Mr. Swergold formed his own investing banking firm in 1983 that later merged into Furman Selz in 1989. Mr. Swergold served as a Governor and Chair of the Audit Committee of the National Association of Securities Dealers ("NASD") from 1989 to 1992. He is a member of the Board of Directors of Select Medical Corporation. Mr. Swergold is also a Trustee of the Freer and Sackler Galleries at the Smithsonian Institution in Washington, D.C.

                                     ~ 4 ~

     H. E. TIMANUS, JR., 64, has served as a director of the Company since 1999. Mr. Timanus is the Chairman of the Board and Chief Operating Officer of Prosperity Bank, Houston, Texas; and Vice Chairman of Prosperity Bancshares, Inc., Houston, Texas. He was Chairman of the Board and Chief Executive Officer of Heritage Bank, Houston, Texas, which merged into Prosperity Bank; President and Chief Executive Officer of Commercial Bancshares, Inc., Houston, Texas, which merged into Prosperity Bancshares, Inc.; and President and Chief Executive Officer of Heritage Bancshares, Inc., Wilmington, Delaware, which merged into Prosperity Holdings, Inc. Mr. Timanus began his career with Commercial Bancshares, Inc. in 1982.

     MICHAEL J. ZIMMERMAN, 59, has served as a director of the Company since June 7, 2004. Mr. Zimmerman is Executive Vice President and Chief Financial Officer of the Continental Grain Company and President of its subsidiary, ContiInvestments Corp. Before joining Continental Grain in 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers Inc., where he served in various senior positions in the investment banking and firm investment areas. He is a member of the Board of Directors of Overseas Shipholding Group, Inc., where he serves as non-executive Chairman, and a member of the Board of Directors of KBW, Inc., where he is a member of the Audit Committee.


                    INDEPENDENT AND NON-MANAGEMENT DIRECTORS

     The Board of Directors affirmatively determined Messrs. Fisher, Palitz, Swergold, Timanus and Zimmerman each meet the independence criteria established by the New York Stock Exchange for independent board members. Therefore, all non-management directors are independent. The Board also affirmatively determined no material relationships exist between the Company and any of the independent directors that would interfere with their judgment in carrying out their responsibilities as a director. In addition, the Board of Directors determined the members of the Audit Committee meet the additional independence criteria required for audit committee membership.

     The non-management directors meet regularly without management directors or employees present. If the meeting is in conjunction with a committee meeting, the Chair of the committee meeting acts as the presiding director. If the meeting is not in conjunction with a committee meeting, the non-management directors rotate acting as the presiding director. Interested parties may communicate with non-management directors in the manner described in the Communications with the Board of Directors section below.


                   BOARD OF DIRECTORS COMMITTEES AND MEETINGS

EXECUTIVE COMMITTEE
     The Board has established an Executive Committee, currently consisting of four directors. The Executive Committee can exercise all the powers of the Board between meetings of the Board. The current members of the Executive Committee are Messrs. Fisher, Palitz, Sinsheimer and Swergold and they were the Executive Committee's members during fiscal 2009.

AUDIT COMMITTEE
     The Board has established an Audit Committee, currently consisting of three independent directors. The Audit Committee acts under a written charter approved by the Board. The current members of the Audit Committee are Messrs. Palitz, Timanus (Chairperson) and Zimmerman and they were the Audit Committee's members during fiscal 2009. The Audit Committee is responsible for monitoring:

     o    the integrity of the Company's financial statements;
     o the independent registered public accounting firm's qualifications and independence;
     o    the   performance  of  the  Company's   internal  audit  function  and
          independent registered public accounting firm; and
     o    the Company's compliance with legal and regulatory requirements.

     The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee is also responsible for engaging the Company's independent registered public accounting firm and establishes procedures (i) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and
(ii) for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

                                     ~ 5 ~

     Upon consideration of the attributes of an audit committee financial expert as set forth in the regulations promulgated by the SEC, the Board determined Mr. Timanus possesses these attributes through his experience as Chief Operating Officer of Prosperity Bank, and accordingly he is designated as the Audit Committee financial expert. In addition, the Board also determined Mr. Zimmerman possesses the attributes of an audit committee financial expert through his experience as the Chief Financial Officer of Continental Grain Company and Mr. Palitz also possesses the attributes of an audit committee financial expert through his experience as former chairman of City and Suburban Financial Corporation's audit committee and as the Company's former chief financial officer.


EXECUTIVE COMPENSATION AND STOCK OPTION COMMITTEE
     The Board has established an Executive Compensation and Stock Option Committee (the "Executive Compensation Committee"), currently consisting of three independent directors. The Executive Compensation Committee acts under a written charter approved by the Board. The current members are Messrs. Swergold (Chairperson), Timanus and Zimmerman and they were the Executive Compensation Committee's members during fiscal 2009.

     The Executive Compensation Committee reviews and approves the goals, objectives and performance relevant to the named executive officers' compensation and approves compensation including equity compensation awards. The Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Committee does discuss the compensation for other executive officers with Mr. Sinsheimer (who is also a director). The Committee administers the Company's Amended and Restated 2001 Management Incentive Plan (the "MIP") and the 2006 Stock Incentive Plan (the "SIP"). The Committee also reviews director compensation annually and recommends the form and amount of director compensation to the Board of Directors for approval.

     The Executive Compensation Committee considers the competitive market data provided by its independent compensation consultants, the Company's performance and the assessments provided by the Chief Executive Officer for each of the other executives' individual performance. For fiscal 2009, the Committee engaged Frederic W. Cook & Co., Inc. ("Cook") to construct a peer group of companies, provide marketplace information and provide advice on competitive market practices regarding compensation for the Chief Executive Officer. Additionally, Cook updated the list of peer group comparisons prepared for the Committee for fiscal 2008 by Watson Wyatt Worldwide and SNL Financial. Cook did not make any recommendations regarding the amount or form of executive or director compensation and did not provide any other services to the Company. The composition of the peer groups are described in the Compensation Discussion and Analysis section below.


CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
     The Board has established a Corporate Governance and Nominating Committee, currently consisting of four independent directors. The Committee acts under a written charter approved by the Board. The current members are Messrs. Fisher (Chairperson), Swergold, Timanus and Zimmerman and they were the Corporate Governance and Nominating Committee's members during fiscal 2009.

     The purpose of the Corporate Governance and Nominating Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to the Company and its stockholders, and that the Company has and follows appropriate corporate governance standards. The Committee is responsible for (i) nominating qualified candidates for appointments to the Board (ii) recommending the code of business conduct and ethics and corporate governance guidelines to the Board and (iii) overseeing the evaluation of the Board and management.

     The Corporate Governance and Nominating Committee also recommends director nominations, and reviews the appropriate skills and characteristics required of Board members. In conducting this assessment, the Committee focuses on a candidate's financial expertise and finance company experience and considers knowledge, skills, business experience, administration and relevant technical disciplines and other appropriate factors given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Nominees for the Board should have the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of stockholders. They should be inquisitive and objective and exhibit practical judgment on issues. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

     In recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, officers, stockholders and others, using the same criteria to evaluate all candidates. Evaluation of candidates generally involves reviewing background materials, internal discussions and

                                     ~ 6 ~
interviewing selected candidates as appropriate. Upon selecting a qualified candidate, the Committee recommends the candidate for the Board's consideration.

     Stockholders may recommend a nominee by writing to the Company's Secretary specifying the nominee's name and qualifications for Board membership. All recommendations are submitted to the Corporate Governance and Nominating Committee. Each submission must include (i) a brief description of the candidate
(ii) the candidate's name, age, business address and residence address (iii) the candidate's principal occupation (iv) the number of shares of Common Stock beneficially owned and (v) any other information required by the rules of the New York Stock Exchange and SEC to list the candidate as a nominee for director in a proxy statement. Recommended candidates may be required to provide additional information.


MEETINGS IN FISCAL 2009
     During fiscal 2009, the Board of Directors met four times, the Executive Committee met once, the Audit Committee met four times, the Executive Compensation and Stock Option Committee met five times and the Corporate Governance and Nominating Committee met twice. During fiscal 2009, five of the directors attended, either in person or telephonically, all of the meetings of the Board and committees on which the director served and the other director attended at least 93% of the total number of meetings of Board and committees on which he served.


                   COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Stockholders may communicate with the Company's Board of Directors or any individual director through the Company's Secretary by writing to the following address: Board of Directors, c/o Secretary, Financial Federal Corporation, 730 Third Avenue, 23rd Floor, New York, NY 10017. The Company's Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or other inappropriate material. The Company's Secretary may forward certain correspondence elsewhere within the Company for review and possible response.

     Interested parties can report any concerns to non-management directors confidentially or anonymously by writing direct to the Chair of the Corporate Governance and Nominating Committee c/o Financial Federal Corporation, 730 Third Avenue, 23rd Floor, New York, NY 10017. These communications will be reviewed and any concerns relating to accounting, internal control or auditing will be forwarded to the Chair of the Audit Committee.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Swergold, Timanus and Zimmerman served as members of the Executive Compensation and Stock Option Committee during fiscal 2009. They have no relationship with the Company other than as directors and stockholders and they have never been (i) an officer or employee of the Company (ii) a participant in a "related person" transaction or (iii) an executive officer of another entity, where one of the Company's executive officers serves on the board of directors.


                              AVAILABLE INFORMATION

     The Company's website is http://www.financialfederal.com. The following corporate governance and committee charter documents are available in the Investor Relations section of the website under Corporate Governance:

     o    Corporate Governance Guidelines
     o    Code of Business Conduct and Ethics
     o Charters for the Audit Committee, Executive Compensation and Stock Option Committee, and Corporate Governance and Nominating Committee.

     Copies of these documents are also available free to any stockholder on request to Financial Federal Corporation, 730 Third Avenue, 23rd Floor, New York, NY 10017, Attn: Corporate Secretary.

                                     ~ 7 ~

                            COMPENSATION OF DIRECTORS

     This section provides information regarding the compensation policies for non-employee directors and amounts paid to them in fiscal 2009. The Executive Compensation Committee reviews director compensation annually, including fees, retainers, and equity compensation, as well as total compensation. The Executive Compensation Committee recommends changes to director compensation to the Board for approval.

     The following table presents the Company's fiscal 2009 cash compensation arrangements for its non-employee directors. These cash compensation are unchanged from fiscal 2008. The annual retainers are pro-rated if a director joins the Board or begins to serve as a committee chair between annual meetings. Any director who is an officer of the Company (currently only Mr. Sinsheimer) does not receive compensation for his services as a director. A Director can elect to receive his annual retainer for service as a director in shares of Common Stock issued under the SIP.

     --------------------------------------------------------------------------
                                              Annual           Fee for each
                   Position                retainer ($)    meeting attended ($)
     --------------------------------------------------------------------------
     Director                                    45,000                   1,000
     Audit Committee Chair                       10,000                      --
     Executive Compensation and Stock
        Option Committee Chair                    6,000                      --
     Corporate Governance and Nominating
        Committee Chair                           4,000                      --
     Committee Member                                --                   1,000
     --------------------------------------------------------------------------

     The Board believes in granting equity compensation to non-employee directors to further align their interests with those of stockholders. The Company does not have an equity compensation plan for non-employee directors, and instead equity grants are made from time to time at the discretion of the Board. On December 9, 2008, each non-employee director was awarded a restricted stock unit grant representing 2,000 shares of Common Stock under the SIP. The units vest one year after grant or earlier upon a sale of the Company or the director's death or disability, and are forfeited upon resignation of service before vesting or if the director is not re-elected to the Board at the next annual meeting of stockholders. Vested units will be settled with an equal number of shares of Common Stock upon the director's termination of service or sale of the Company. The directors receive cash dividend equivalent payments on vested and unvested restricted stock units when the Company pays a dividend on its Common Stock.

     As of July 31, 2009, each non-employee director held 6,000 vested restricted stock units and 2,000 unvested restricted stock units, and Mr. Swergold held 7,500 stock options.

     Directors are reimbursed for travel and other expenses directly related to activities as directors. Directors are also entitled to the protection provided by the indemnification provisions in the Company's Restated Articles of Incorporation and Bylaws and under indemnification agreements.

     The following table provides compensation information for the non-employee directors for fiscal 2009.

                    DIRECTOR COMPENSATION - FISCAL YEAR 2009

-----------------------------------------------------------------------------------------------------------------
                                                                          Change in
                                                                           Pension
                                                                          Value and
                        Fees                                             Nonqualified
                      earned or                           Non-Equity       Deferred
                       paid in      Stock     Option    Incentive Plan   Compensation     All Other
          Name         cash ($)   Awards($)  Awards($)  Compensation($)   Earnings($)  Compensation($)  Total ($)
          (a)            (b)       (c)(1)      (d)            (e)             (f)            (g)           (h)
-----------------------------------------------------------------------------------------------------------------
 Lawrence B. Fisher      56,000      46,740          0                0             0                0    102,740
 Michael C. Palitz       54,000      46,740          0                0             0                0    100,740
 Leopold Swergold (2)    63,000      46,740          0                0             0                0    109,740
 H. E. Timanus, Jr.      70,000      46,740          0                0             0                0    116,740
 Michael J. Zimmerman    59,000      46,740          0                0             0                0    105,740
-----------------------------------------------------------------------------------------------------------------

(1) Each amount in this column is the expense recognized for financial reporting purposes in fiscal 2009 for restricted stock units awarded under the SIP in fiscal 2007 through fiscal 2009 as calculated without reduction for estimated forfeitures under SFAS 123(R).

(2) Mr. Swergold elected to receive his $45,000 annual retainer in shares of Common Stock. He received a grant of 2,010 vested shares on December 9, 2008 when the closing stock price was $22.38.

                                     ~ 8 ~

                           RELATED PERSON TRANSACTIONS

     Paul R. Sinsheimer (CEO and director),  Michael C. Palitz (director),  Troy
H. Geisser (executive officer) and Steven F. Groth (executive officer) directly or through related entities invest in the Company's commercial paper. The Company issued this debt under the terms of its direct commercial paper program at annual interest rates, ranging from 2.25% to 4.00% in fiscal 2009, and at the same terms and conditions available to unrelated investors. The table below provides more information on these transactions.

     ------------------------------------------------------------------------
                                                                  Principal
                          Highest Principal      Interest        Outstanding
                           Outstanding in      Paid during        at October
            Name           Fiscal 2009 ($)    Fiscal 2009 ($)    15, 2009 ($)
     ------------------------------------------------------------------------
     Paul R. Sinsheimer           3,516,616            72,349       3,631,183
     Michael C. Palitz              605,477            21,086         512,857
     Troy H. Geisser                490,214             3,844         534,225
     Steven F. Groth              1,715,453            15,453       1,740,106
     ------------------------------------------------------------------------


                BOARD REVIEW OF TRANSACTIONS WITH RELATED PERSONS

     The Board of Directors has adopted Procedures for Review of Related Person Transactions (the "Procedures"), that set forth the procedures followed by the Company for the review and approval or ratification of transactions with related persons. The Procedures are designed to ensure that any transaction with a related person is fair and reasonable to, and in the best interests of, the Company and does not violate the Company's Corporate Governance Guidelines or the Code of Business Conduct. Related persons include directors, nominees for election as a director and the Company's executive officers, as well as the members of each such person's immediate family. The Procedures require that (i) any transaction between the Company and an executive officer (other than the Chief Executive Officer) or his or her immediate family member be approved by the Chief Executive Officer and (ii) any transaction between the Company and a director, nominee for election as a director or the Chief Executive Officer or his or her immediate family member be approved by the Corporate Governance and Nominating Committee. The transactions covered include any business, financial, legal, accounting, consulting or employment transaction, arrangement or relationship.

     The commercial paper transactions referred to above occurred before the Procedures were in effect. The commercial paper was issued to the executives and director at the same terms and conditions as the Company issues commercial paper to unrelated investors and therefore, the Board of Directors believes the transactions were fair and reasonable to the Company.

                                     ~ 9 ~

COMPENSATION DISCUSSION AND ANALYSIS
     This discussion describes the Company's compensation program for the five named executive officers, namely, the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers in fiscal 2009.


OVERVIEW, OBJECTIVES AND COMPENSATION PHILOSOPHY
     The Executive Compensation and Stock Option Committee (the "Committee") is responsible for determining the compensation of the named executive officers. The Committee oversees the compensation programs for these officers to ensure consistency with Company goals and objectives and is responsible for designing and executing the Company's executive compensation program.

     The Committee's primary objectives in designing the executive compensation program are to:

     o    retain key executive officers;
     o    link compensation directly to the Company's performance; and
     o    align executive officers' interests with those of stockholders.

     Therefore, the Committee believes long-term performance-based equity compensation in the form of restricted stock with extended vesting is the most effective way to compensate executive officers and achieve these objectives. The Committee believes earnings, asset quality, leverage, available liquidity, growth and risk management are fundamental key metrics to measure the Company's performance and determine compensation. The Committee also reviews compensation paid to similarly situated executives of designated peer companies and the named executive officers' past compensation primarily as reference points.

     The Committee believes the Company has an outstanding management team that has produced excellent results since the Company's inception in 1989. The
Company has been profitable in every fiscal quarter since its founding regardless of economic conditions. There has been little turnover among executive management during the last ten years. Four of the named executive officers have been with the Company for more than ten years and the other named executive officer (Mr. Groth) joined the Company nine years ago. The Committee believes the Company's continuing success and management team retention demonstrates the success and effectiveness of its compensation policies.

     Fiscal 2009 was another successful year as evidenced by the amounts of net income and earnings per share, coupled with maintaining superior asset quality, low leverage and ample liquidity. The Committee believes this was particularly impressive given the extremely difficult circumstances in capital markets, the financial services industry and the economy in general. As a result, the Committee believes it is important to keep intact the executive management team that has generated positive results for the Company and its stockholders.

     The Committee's philosophy also includes linking a significant portion of the CEO's cash compensation directly to the Company's year-to-year performance. Accordingly, while the Company's annual incentive plan allows for the payment of cash awards to any of the Company's executive officers, the Committee believes the CEO should be the only executive compensated with cash incentives for short-term corporate performance and that other executives should have their performance-based compensation linked to the long-term success of the Company through equity awards. The Committee believes this is appropriate because the CEO is ultimately responsible for the Company's yearly performance.


OVERVIEW OF COMPENSATION PROGRAM
     The  executive   compensation  program  features  the  following  practices designed to achieve the Committee's objectives of retention, pay for performance and alignment of executive officers' interests with those of stockholders:

     o    No employment agreements or cash severance arrangements;
     o No retirement or pension plans (other than a one-time equity-based award of restricted stock units to the CEO in 2002 that requires almost eight years of service before full vesting and generally will not be settled with shares until the CEO's retirement after age 62);
     o Providing competitive base salaries that are not automatically increased each year;
     o    Limiting the annual cash bonus opportunity to only the CEO;
     o Awarding performance-based restricted stock linked to the Company's profitability with extended vesting;
     o Grants of restricted stock and restricted stock units to the named executive officers in 2006 and 2009 as long-term incentives to further encourage them to remain with the Company for the rest of their careers. The awards generally vest only upon termination of employment after age 62 or earlier upon a sale of the Company or the executive officer's death or disability;
     o Tax restoration payments if the executives incur a golden parachute excise tax upon a change of control ; and
     o    Limited perquisites and other personal benefits.

                                     ~ 10 ~

COMPENSATION PEER GROUPS AND TALLY SHEET INFORMATION
     Given the Company's niche role in the financial services industry, it is difficult to identify and construct a true peer group of competitive companies. To evaluate competitive compensation practices in fiscal 2009, the Committee retained the services of Frederic W. Cook & Co., Inc. ("Cook") to construct a peer group consisting of both commercial lenders and other financial institutions. Additionally, Cook updated the peer groups utilized by the Committee the previous fiscal year, consisting of both commercial lenders and other financial institutions, constructed for the Company in fiscal 2008 by compensation consultants Watson Wyatt and SNL Financial.

Frederic W. Cook Peer Group
---------------------------
   First Busey                            Glacier Bancorp
   First Community Bancshares             Home Bancshares
   First Financial Bancorp                Lakeland Financial
   First Financial Bankshares             Renasant
   First Merchants                        S & T Bancorp
   FNB Corp                               SCBT Financial
   Frontier Financial                     Texas Capital Bancshares

Watson Wyatt Peer Group
-----------------------
   Trustco Bank Corp. NY                  Firstfed Financial Corp.
   Republic Bancorp Inc.                  Hanmi Financial Corp.
   Sterling Financial Corp.               Bankunited Financial Corp.
   Community Bank System Inc.             Triad Guaranty Inc.
   Capitol Bancorp Ltd.                   Dime Community Bancshares Inc.

SNL Financial Peer Group
------------------------
   Banks:
   ------
   Lakeland Bancorp, Inc.                 Century Bancorp, Inc.
   Tompkins Financial Corporation         Intervest Bancshares Corporation
   Sterling Bancorp                       Camden National Corporation
   Hudson Valley Holding Corp.            Pennsylvania Commerce Bancorp, Inc.
   Financial Institutions, Inc.           State Bancorp, Inc.
   Omega Financial Corporation            Arrow Financial Corporation
   Univest Corporation of Pennsylvania    Bancorp Rhode Island, Inc.
   Suffolk Bancorp

   Specialty Lenders:
   ------------------
   Interpool, Inc.                        Franklin Credit Management Corporation
   Advanta Corp.                          TAL International Group, Inc.
   Williams Scotsman International, Inc.

     Cook also provided data to the Committee showing the compensation each company paid to its chief executive officer in 2007. In addition to the peer group data, the Committee also requested and reviewed a "tally sheet" showing the CEO's total compensation from the Company. The tally sheet lists each element of the CEO's fiscal year compensation, the compensation the CEO would have received upon a sale of the Company or termination of employment without cause, and the current value of previously granted compensatory awards. The Committee also requested and reviewed reports from the Company showing each executive officer's total compensation for the last five years.


TAX AND ACCOUNTING CONSIDERATIONS
     Under Section 162(m) of the Internal Revenue Code, the Company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to the Company's principal executive officer and the Company's three highest compensated executive officers (other than the principal executive officer or the principal financial officer), except this prohibition does not apply to compensation that qualifies as "performance-based compensation." The Committee takes the Section 162(m) limit into account in determining executive compensation, but retains the flexibility to grant awards that do not qualify as performance-based compensation to the extent the Committee considers necessary or appropriate to meet its compensation objectives.

     The Committee also considers and reviews the accounting implications of its executive compensation decisions.


COMPONENTS OF EXECUTIVE COMPENSATION
     The compensation of named executive officers has two primary components: long-term incentive compensation and annual base salary. The CEO also has an annual cash incentive bonus opportunity and received a supplemental executive

                                     ~ 11 ~
retirement ("SERP") benefit in the form of restricted stock units in fiscal 2002. Executive perquisites and other personal benefits are limited primarily to the benefits available to other employees and represent a minor portion of total compensation. The Company also does not have any employment or severance agreements with executive officers or any retirement programs (other than the SERP benefit for the CEO). The Committee's philosophy is to not provide cash severance because it wants to reward and motivate performance and not compensate former executives no longer contributing to the Company.


LONG-TERM INCENTIVE COMPENSATION
     The Company's long-term incentive compensation arrangements are designed to retain its executive officers and to ensure that a significant portion of their compensation is at risk and linked directly with the Company's long-term success. Long-term compensation is provided through equity awards under the 2006 Stock Incentive Plan described below and is principally in the form of restricted stock or restricted stock units settled in shares of Common Stock (collectively, "stock grants") with extended vesting periods. The Committee has relied on stock grants for executives, rather than stock options, as the preferred form of long-term incentive compensation award since Fiscal 2002 because it believes stock grants align an executive's interests more closely with those of shareholders. The Committee does not have a formal policy for when it grants stock options or other equity-based awards.

     The executive officers receive dividends on all unvested shares of restricted stock and dividend equivalent payments on restricted stock units when the Company pays a dividend on its Common Stock. The agreements for restricted stock and restricted stock units provide for immediate vesting in full upon a sale of the Company or the officer's death or disability. Some of the agreements also provide for immediate vesting in full upon a termination of the executive's employment by the Company without "cause" or a termination by the executive for "good reason." Unvested shares are subject to forfeiture upon termination of employment for any other reason.


AMENDED AND RESTATED 2001 MANAGEMENT INCENTIVE PLAN (MIP)
     The Amended and Restated 2001 Management Incentive Plan, or MIP, was last approved by stockholders in December 2006. The MIP is designed to qualify awards as performance-based compensation under Internal Revenue Code Section 162(m). The CEO and the Company's other executive officers are eligible to receive awards under the MIP. Both bonus and restricted stock awards may be granted under the MIP. The maximum bonus award for a performance period is $3.0 million and the maximum annual restricted stock award is 200,000 shares. Bonus awards can be based on the achievement of individual targets or one or more specified financial performance goals over a performance period not to exceed 12 months as determined by the Committee. Bonus awards may be paid in cash or shares of Common Stock. Restricted stock awards are subject to the achievement of one of more specified financial performance goals over a performance period not to exceed 12 months, and, if earned at the end of the performance period, may then be subject to time-based vesting requirements. A total of 1,000,000 shares of Common Stock were authorized for awards under the MIP and 625,000 shares remained available for future awards at July 31, 2009.


2006 STOCK INCENTIVE PLAN (SIP)
     The 2006 Stock Incentive Plan, or SIP, was approved by stockholders in December 2006. All employees are eligible to receive awards under the SIP, which may be restricted stock, stock options, restricted stock units or stock appreciation rights. No employee may receive in any fiscal year (i) stock options to purchase more than 250,000 shares (ii) stock appreciation rights relating to more than 250,000 shares or (iii) restricted stock or restricted stock unit awards that in the aggregate exceed 200,000 shares. A total of 2,500,000 shares of Common Stock were authorized for awards and 1,679,288 remained available for future awards at July 31, 2009.


ANNUAL BASE SALARY
     The Committee sets named executive officer base salaries primarily based on the abilities, performance and experience of the individual. The Committee also reviews past compensation and receives recommendations from the CEO about their compensation levels. The Committee sets base salaries for the named executive officers at competitive levels because it does not believe all of an executive's compensation should be at risk. In establishing the level of these salaries, the Committee considers the Company does not offer benefits comparable to the benefits offered by many of the companies in the peer groups such as pension benefits and a 401(k) employer match.


SUPPLEMENTAL RETIREMENT BENEFITS (SERP)
     The Company established a Supplemental Retirement Benefits program, or SERP, for Mr. Sinsheimer in Fiscal 2002. Mr. Sinsheimer became the Company's CEO in Fiscal 2001. The purposes of the SERP were to retain his services for many years and to motivate him further to create stockholder value. Under the SERP, Mr. Sinsheimer was awarded a grant of 150,000 restricted stock units subject to annual vesting over an eight-year period ending on January 1, 2010. The extended vesting period was designed to encourage Mr. Sinsheimer to focus on the Company's long-term success. Granting restricted stock units furthered this long-term objective since the underlying shares will generally not be released to Mr. Sinsheimer until after termination of his employment as CEO after age 62. The SERP is discussed further in the Nonqualified Deferred Compensation section below.

                                     ~ 12 ~

EMPLOYEE BENEFITS, PERQUISITES AND DEFERRED COMPENSATION
     The Company offers very limited perquisites and other personal benefits to the named executive officers consisting mainly of 401(k) plan participation without Company matching contributions and a health plan requiring monthly employee payments. The limited perquisites provided to the named executive officers during fiscal 2009 are shown in column (i) of the Summary Compensation Table below.

     Named executive officers can defer compensation but the Company does not match any amounts deferred. Deferred compensation arrangements are described in the Nonqualified Deferred Compensation section below.


CHANGE IN CONTROL AND SEVERANCE
     The Company does not have any plans or arrangements that entitle its executive officers to receive cash severance benefits in the event of a change in control or a termination of employment. All unvested shares of restricted stock and unvested restricted stock units awarded to the named executive officers vest fully upon a sale of the Company, whether or not the employment of the executive is terminated in connection with the sale (commonly referred to as a "single trigger") or the officer's death or disability, and some may also vest upon a termination of the executive's employment by the Company without "cause" or a termination by the executive for "good reason. The Committee considers a sale of the Company as a triggering event for the acceleration of the vesting of equity awards to be reasonable and necessary from a competitive perspective and to induce retention in the event a corporate transaction could place the executive's job in jeopardy. In addition, since the Company provides no cash severance and because equity compensation is the primary form of long-term incentive compensation, the Committee believes providing accelerated vesting is also appropriate in the event the executive's employment is terminated involuntarily without cause.

     Each named executive officer, under an Excise Tax Restoration Agreement, has the right to receive excise tax restoration payments if there is a sale of the Company and the accelerated vesting of restricted stock, restricted stock units and any other payments or benefits received triggers an excise tax payment under Section 280G of the Internal Revenue Code (the federal golden parachute excise tax rules). Reimbursing the executive for any excise tax incurred ensures the purpose and benefits of their long-term stock awards are achieved and eliminates the incentive an executive might otherwise have to not support the transaction. The Committee also believes providing excise tax restoration is appropriate so executive officers would receive the same value from their equity holdings as other stockholders.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     Mr. Sinsheimer's annual base salary for fiscal 2009 was $600,000. This has been his annual base salary since February 2006. Before February 2006, Mr. Sinsheimer's annual base salary was $750,000 at its highest level. The Committee and Mr. Sinsheimer previously agreed to reduce his base salary to its present level in exchange for an increase in the at-risk, performance-based portion of his total compensation.

     For fiscal 2009, the Committee approved for the CEO both an annual award and a long-term equity performance award under the MIP. As an annual award, the CEO was eligible to earn a performance-based bonus ranging from $0 to $1,000,000 depending on the Company's fiscal 2009 diluted earnings per share ("EPS"), with
(i) a threshold bonus of $100,000 requiring minimum EPS of $1.55 (ii) a target bonus of $400,000 requiring minimum EPS of $1.65 and (iii) a maximum bonus of $1,000,000 requiring minimum EPS of $1.80. EPS is a reported financial metric used to evaluate a Company's performance, that the Committee believes has a positive correlation with increased stockholder value. In fiscal 2008, the Company attained record EPS of $2.01. Consistent with the Committee's desire to link compensation directly to successful Company performance, over 60% of the CEO's maximum possible annual cash compensation for fiscal 2009 was payable under the MIP and at risk. As an equity award, the CEO received a grant of 50,000 shares of restricted stock contingent upon the Company achieving EPS of at least $1.65 for fiscal 2009, and subject forfeiture in its entirety if the performance condition was not achieved. To encourage the CEO's long-term service, the award provides for the shares, if earned, to vest five years from the date of grant, subject to earlier vesting upon a sale of the Company, the CEO's death or disability, termination of the CEO's employment by the Company without "cause" or a termination of employment by the CEO for "good reason."

     The Committee retained discretion, regardless of the amount of EPS achieved for fiscal 2009, to reduce or eliminate (i) the amount of any bonus over the $400,000 target amount and (ii) the restricted stock award.

     For fiscal 2009, the Company reported EPS of $1.72. This resulted in the CEO receiving a cash bonus of $600,000 and retaining all 50,000 shares of restricted stock. The Committee did not exercise its negative discretion to reduce either award because the Company's financial results were outstanding considering the extremely difficult conditions in capital markets and the economy.

     The CEO's compensation is materially greater than the other executive officers' compensation because his responsibilities for the management and strategic direction of the Company are significantly greater and he has substantial additional obligations as CEO. Mr. Sinsheimer is a co-founder of the Company and has been its primary guiding force for

                                     ~ 13 ~
many years. He serves as CEO, President and Chairman of the Board. The difference between his and the other executive officers' compensation is primarily attributable to higher performance-based incentive awards that will only create value for Mr. Sinsheimer if Company performance goals are attained. The Committee believes it is desirable to provide a significant amount of at-risk, performance-based compensation to the CEO to continue to encourage and reward him for superior accomplishments.


COMPENSATION OF OTHER NAMED EXECUTIVE OFFICERS
     The Committee uses the same criteria it uses for the CEO to set compensation for each of the other named executive officers. The Committee's objective in setting their compensation is to provide them with an equitable level of compensation taking into account (i) their performance (ii) their responsibilities (iii) their past compensation (iv) their compensation relative to each other (v) compensation levels at companies in the peer groups and (vi) their compensation levels relative to the next tier of management. As a result, the base salaries and long-term equity compensation awards are similar among the other named executive officers. The Committee reviews its initial executive compensation determinations with the CEO and may make changes based on the CEO's input.

     The Committee did not make any changes to the salary levels of the other named executive officers for fiscal 2009. For fiscal 2008, the Committee approved the following increases in the other named executive officers' salaries effective October 1, 2007 to reward them for their contributions to the many years of successful Company performance and because their base salaries have been the same since Fiscal 2005.

     ----------------------------------------------------------------
                            Previous       Adjusted
         Name              Salary ($)     Salary ($)     Increase (%)
     ----------------------------------------------------------------
     John V. Golio           315,000        350,000                11
     James H. Mayes, Jr.     300,000        350,000                17
     Steven F. Groth         300,000        340,000                13
     Troy H. Geisser         295,000        340,000                15
     ----------------------------------------------------------------

     For fiscal 2009, the Committee awarded two stock grants to each other named executive officer under the SIP. In October 2008, Messrs. Golio and Mayes received a grant of 20,000 shares of restricted stock and Messrs. Groth and Geisser 16,500 shares contingent upon the Company achieving EPS of at least $1.65 for fiscal 2009, and subject to forfeiture in their entirety if the performance condition is not achieved. The Company reported EPS of $1.72 for fiscal 2009. The Committee did not exercise negative discretion to reduce the awards because the Company's financial results were outstanding considering the extremely difficult conditions in capital markets and the economy. Accordingly, each other named executive officer retained all of the shares granted. To encourage their long-term service, the awards provide for the shares to vest at the rate of 25% each year starting October 5, 2010, subject to earlier vesting upon a sale of the Company, the executive's death or disability, termination of the executive's employment by the Company without "cause" or a termination of employment by the executive for "good reason."

     In February 2009, the Committee approved an award of 10,000 restricted stock units for each other named executive officer in consideration of the Company's performance despite adverse market conditions caused by the ongoing credit crisis and recession. These awards are not contingent on the achievement of pre-established performance criteria. To encourage long-term service, the restricted stock units vest upon the earlier of the executive officers attaining age 62 or February 22, 2026, but subject to (i) immediate vesting in full upon a change of control or the death or disability of the executive and (ii) pro rata vesting (based on the time elapsed from the date of the grant) in the event of a termination of the executive's employment by the Company without "cause" or a termination of employment by the executive for "good reason."


STOCK OWNERSHIP GUIDELINES
     The Company does not have a formal policy mandating each executive's ownership level of Common Stock, although executive officers are expected to own a meaningful number of shares.


                          COMPENSATION COMMITTEE REPORT

     We, the Executive Compensation and Stock Option Committee of the Board of Directors of the Company, have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and, based on this review and discussion, have recommended to the Board of Directors that it be included in this Proxy Statement.


                Executive Compensation and Stock Option Committee

                           Leopold Swergold, Chairman
                               H. E. Timanus, Jr.
                               Michael Zimmerman

                                     ~ 14 ~

         The following tables provide information on compensation for services of the Company's principal executive officer, principal financial officer and its three other most highly compensated executive officers, as determined on the basis of their total compensation for fiscal 2009. The information in this table includes compensation paid by the Company or its subsidiaries.

                  SUMMARY COMPENSATION TABLE - FISCAL YEAR 2009

-----------------------------------------------------------------------------------------------------------------------------
                                                                                         Change in
                                                                                       Pension Value
                                                                          Non-Equity        and
                                                                          Incentive    Nonqualified
                                                                             Plan        Deferred     All Other
 Name and Principal                                 Stock       Option   Compensation  Compensation  Compensation
      Position       Year   Salary($)   Bonus($)   Awards($)   Awards($)      ($)        Earnings($)     ($)        Total ($)
        (a)          (b)       (c)        (d)       (e)(1)      (f)(1)       (g)(2)         (h)         (i)(3)         (j)
-----------------------------------------------------------------------------------------------------------------------------
PAUL R. SINSHEIMER
President, Chief     2009    600,000           0   3,018,934           0      600,000             0        14,400   4,233,334
Executive Officer    2008    600,000           0   2,932,161           0    1,000,000             0        14,400   4,546,561
and Chairman         2007    600,000     100,000   2,775,339           0      900,000             0        14,400   4,389,739
-----------------------------------------------------------------------------------------------------------------------------
STEVEN F. GROTH
Senior Vice          2009    340,000           0     729,376           0            0             0             0   1,069,376
President and Chief  2008    333,333           0     609,582           0            0             0             0     942,915
Financial Officer    2007    300,000           0     475,677           0            0             0             0     775,677
-----------------------------------------------------------------------------------------------------------------------------
JOHN V. GOLIO        2009    350,000           0     818,352           0            0             0             0   1,168,352
Executive Vice       2008    344,167           0     685,075           0            0             0             0   1,029,242
President            2007    315,000           0     496,589      10,920            0             0             0     822,509
-----------------------------------------------------------------------------------------------------------------------------
JAMES H. MAYES, JR.  2009    350,000           0     745,212           0            0             0        12,000   1,107,212
Executive Vice       2008    341,667           0     612,782           0            0             0        12,000     966,449
President            2007    300,000           0     393,465      22,827            0             0        12,000     728,292
-----------------------------------------------------------------------------------------------------------------------------
TROY H. GEISSER
Senior Vice          2009    340,000           0     755,472           0            0             0             0   1,095,472
President and        2008    332,500           0     644,742           0            0             0             0     977,242
Secretary            2007    295,000           0     479,711      10,920            0             0             0     785,631
-----------------------------------------------------------------------------------------------------------------------------

(1) The amounts in columns (e) and (f) are the expense recognized for financial statement reporting purposes in fiscal 2009 for equity awards granted in fiscal 2002 through fiscal 2009 as calculated without reduction for estimated forfeitures under SFAS 123(R). Assumptions used to calculate the amounts in column (f) are provided in Note 6 to the Company's audited consolidated financial statements for the fiscal year ended July 31, 2009 included in its Annual Report on Form 10-K filed with the SEC on September 28, 2009.

(2) The amounts in this column are the cash incentive bonus awards paid to the CEO under the MIP.

(3) The amounts in this column consist solely of an automobile allowance. The aggregate amount of perquisites and other personal benefits received by Messrs. Golio, Geisser and Groth in each year did not exceed the $10,000 annual de minimis reporting threshold.

                                     ~ 15 ~

     The following table provides information on cash-based performance awards and restricted stock granted in fiscal 2009 to the named executive officers. These awards are described in the Compensation Discussion and Analysis section above. There can be no assurance the Grant Date Fair Value of Stock Awards will be the amount actually realized by the officer.

                 GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2009

----------------------------------------------------------------------------------------------------------
                                     Estimated future payouts under
                                    non-equity incentive plan awards
                                 --------------------------------------
                                                                                               Grant Date
                                                                           All other stock     Fair Value
                                                                          awards: number of     of Stock
        Name         Grant date  Threshold ($)  Target ($)  Maximum ($)  shares of stock (#)    Awards($)
        (a)              (b)          (c)          (d)          (e)              (i)             (l) (1)
----------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer       (2)           100,000     400,000    1,000,000                    0             0
                     10/22/2008              0           0            0               50,000       982,000
----------------------------------------------------------------------------------------------------------
Steven F. Groth      03/03/2009              0           0            0               10,000       177,600
                     10/22/2008              0           0            0               16,500       324,060
----------------------------------------------------------------------------------------------------------
John V. Golio        03/03/2009              0           0            0               10,000       177,600
                     10/22/2008              0           0            0               20,000       392,800
----------------------------------------------------------------------------------------------------------
James H. Mayes, Jr.  03/03/2009              0           0            0               10,000       177,600
                     10/22/2008              0           0            0               20,000       392,800
----------------------------------------------------------------------------------------------------------
Troy H. Geisser      03/03/2009              0           0            0               10,000       177,600
                     10/22/2008              0           0            0               16,500       324,060
----------------------------------------------------------------------------------------------------------

(1) Represents the grant date fair value as determined under SFAS 123(R) of stock awards calculated by multiplying the number of shares by the grant date closing price of the Common Stock of $19.64 on October 22, 2008 and $17.76 on March 3, 2009.

(2) Mr. Sinsheimer received $600,000 of the $1,000,000 maximum award granted on October 22, 2008 as reported in the Summary Compensation Table.

     The following table shows the number of unvested shares of restricted stock and restricted stock units held by the named executive officers as of July 31, 2009.

               OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2009

--------------------------------------------------------------------------------------------------------------
                                            Option awards                              Stock awards
                         -------------------------------------------------   ---------------------------------
                          Number of     Number of
                         securities    securities                                                Market value
                         underlying    underlying                            Number of shares    of shares or
                         unexercised   unexercised    Option      Option     or units of stock  units of stock
                         options (#)   options (#)   exercise   expiration     that have not    that have not
         Name            exercisable  unexercisable  price ($)     date          vested (#)       vested ($)
          (a)                (b)           (c)          (e)        (f)            (g) (6)          (h) (7)
--------------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer (1)             0              0         --          --             358,192       7,264,134
Steven F. Groth (2)                0              0         --          --             109,812       2,226,987
John V. Golio (3)                  0              0         --          --             135,562       2,749,197
James H. Mayes, Jr. (4)            0              0         --          --             181,875       3,688,425
Troy H. Geisser (5)                0              0         --          --             131,750       2,671,890
--------------------------------------------------------------------------------------------------------------

(1) Scheduled to vest as follows: 6,671 shares on September 28, 2009; 3,000 shares on October 14, 2009; 8,937 shares on November 2, 2009; 15,834 shares on March 15, 2010; 18,750 units on January 1, 2010; 75,000 shares on October 5, 2012; 50,000 shares on October 5, 2013; 180,000 shares on February 13, 2010 (see footnote 6).

(2) Scheduled to vest as follows: 17,875 shares on March 15, 2010; 937 shares on April 30, 2010, 2011 (938 shares) and 2012; 4,125 shares on October 5, 2010, 2011, 2012 and 2013; 2,875 shares on March 15, 2011 and 2012; 1,875 shares on March 15, 2013; 25,000 shares on October 5, 2012; 30,000 shares and 10,000 units on November 12, 2014 (see footnote 6).

                                     ~ 16 ~

(3) Scheduled to vest as follows: 21,750 shares on March 15, 2010; 937 shares on April 30, 2010, 2011 (938 shares) and 2012; 5,000 shares on October 5, 2010, 2011, 2012 and 2013; 3,000 shares on March 15, 2011 and 2012; 30,000 shares on October 5, 2012; 45,000 shares and 10,000 units on May 2, 2023 (see footnote 6).

(4) Scheduled to vest as follows: 14,375 shares on March 15, 2010; 3,750 shares on April 30, 2010, 2011 and 2012; 5,000 shares on October 5, 2010, 2011,
     2012 and 2013;  12,500 shares on March 15, 2011;  6,875 shares on March 15,
     2012;  1,875  shares on March 15, 2013;  30,000  shares on October 5, 2012;
     75,000 shares and 10,000 units on August 22, 2026 (see footnote 6).

(5) Scheduled to vest as follows: 18,000 shares on March 15, 2010; 3,750 shares on April 30, 2010, 2011 and 2012; 4,125 shares on October 5, 2010, 2011,
     2012 and 2013;  3,000 shares on March 15, 2011 and 2012;  25,000  shares on
     October 5, 2012; 45,000 shares and 10,000 units on November 18, 2023 (see footnote 6).

(6) These amounts are the long-term restricted stock award granted in February 2006 and the long-term restricted stock unit award granted in March 2009. These shares and units are scheduled to vest and be delivered to the executives on the earlier of (i) six months after the executive's termination of service (other than if terminated for cause) on or after attaining age 62 (ii) the executive's death or disability or (iii) a sale of the Company. If an executive's service is terminated by the Company without "cause" or by the executive for "good reason" before the executive attains age 62, the executive will receive delivery of a portion of the shares or units based on the percentage of the vesting period elapsed. The remaining shares or units would be forfeited. Additionally, all shares and units would be forfeited (i) if the executive's service terminates in any manner other than described above or (ii) if the Company terminates the executive's service for cause.

(7) The market value of unvested shares of restricted stock and restricted stock units was calculated by multiplying the number of shares or units by the $20.28 closing price of the Common Stock on July 31, 2009.

     The following table shows the number of shares of restricted stock and restricted stock units that vested, along with their market value at the time of vesting, for the named executive officers during fiscal 2009.

              OPTION EXERCISES AND STOCK VESTED - FISCAL YEAR 2009

------------------------------------------------------------------------------------------
                                 Option awards                      Stock awards
                       ---------------------------------  --------------------------------
                          Number of                          Number of
                       shares acquired   Value realized   shares acquired   Value realized
         Name          on exercise (#)   on exercise ($)  on vesting (#)    on vesting ($)
         (a)                 (b)               (c)              (d)               (e)
------------------------------------------------------------------------------------------
Paul R. Sinsheimer (1)               0                 0           53,192        1,185,265
Steven F. Groth                      0                 0           18,813          379,512
John V. Golio                        0                 0           22,688          456,779
James H. Mayes, Jr.                  0                 0           18,125          378,925
Troy H. Geisser                      0                 0           21,750          451,208
------------------------------------------------------------------------------------------

(1) The amounts in columns (d) and (e) include 18,750 restricted stock units that vested under the SERP. The SERP is described in the Nonqualified Deferred Compensation section.

                                     ~ 17 ~

                                PENSION BENEFITS

     The Company does not maintain any pension plan arrangements for the named executive officers.

                       NONQUALIFIED DEFERRED COMPENSATION

     As discussed in the Compensation Discussion and Analysis section above, the Company established a Supplemental Retirement Benefit ("SERP") for Mr. Sinsheimer in June 2002. Under the SERP, the Company awarded Mr. Sinsheimer 150,000 restricted stock units. The restricted stock units vest in equal annual increments on January 1 of each year over eight years as long as Mr. Sinsheimer remains CEO, but are subject to immediate vesting upon a sale of the Company or upon his death, termination of his employment due to disability or without "cause", or his voluntary termination of employment for "good reason" (collectively, a "qualifying termination of employment"). Mr. Sinsheimer will receive shares of Common Stock equal to the number of vested restricted stock units (i) when he retires (ii) upon a sale of the Company or (iii) upon a qualifying termination of employment. Under the terms of the SERP, Mr. Sinsheimer receives dividend equivalent payments on vested and unvested units when the Company pays a dividend on its Common Stock. As of July 31, 2009, 131,250 units have vested.

     Mr. Sinsheimer and the Company entered into two agreements to defer receipt of 27,084 shares of vested restricted stock under which he was credited with an equal number of vested restricted stock units. Mr. Sinsheimer receives dividend equivalent payments on these units when the Company pays a dividend on its Common Stock. Mr. Geisser entered into four deferred compensation agreements with the Company under which he deferred portions of his salary and receives interest credits on the deferred balances. The executives' right to receive these deferred compensation payments is that of an unsecured general creditor.

     The following table shows the contributions, earnings, withdrawals and balances as of July 31, 2009 for the named executive officers under these nonqualified deferred compensation plans and arrangements. The executive officers and the Company did not make any contributions in fiscal 2009.

              NONQUALIFIED DEFERRED COMPENSATION - FISCAL YEAR 2009

-----------------------------------------------------------------------------------------------
                      Executive       Registrant     Aggregate      Aggregate       Aggregate
                    contributions   contributions   earnings in    withdrawals/     balance at
       Name         in last FY ($)  in last FY ($)  last FY ($)  distributions($)  last FYE ($)
       (a)               (b)              (c)           (d)            (e)             (f)
-----------------------------------------------------------------------------------------------
Paul R. Sinsheimer
     (1a)                       0               0      (75,023)                0        549,264
     (1b)                       0               0     (415,500)                0      3,042,000
-----------------------------------------------------------------------------------------------
Steven F. Groth                 0               0            0                 0              0
-----------------------------------------------------------------------------------------------
John V. Golio                   0               0            0                 0              0
-----------------------------------------------------------------------------------------------
James H. Mayes, Jr.             0               0            0                 0              0
-----------------------------------------------------------------------------------------------
Troy H. Geisser
     (2a)                       0               0        2,138            33,863              0
     (2b)                       0               0        1,635                 0         37,469
     (2c)                       0               0        3,625            62,104              0
     (2d)                       0               0        4,230                 0         76,065
-----------------------------------------------------------------------------------------------

(1a) The loss in column (d) is calculated by multiplying (i) the 27,084 vested restricted stock units credited to Mr. Sinsheimer in February 2003 under two agreements for the deferral of vested restricted stock by (ii) the difference between the closing price of the Common Stock at year-end fiscal 2009 ($20.28) and year-end fiscal 2008 ($23.05). The balance in column (f) is the 27,084 vested restricted stock units multiplied by the year-end fiscal 2009 closing price. These vested restricted stock units will be settled by the delivery of shares of Common Stock on January 1, 2010.

(1b) The loss in column (d) is calculated by multiplying (i) the total of the 131,250 vested and 18,750 unvested restricted stock units credited under the SERP by (ii) the difference between the closing price of the Common Stock at year-end fiscal 2009 ($20.28) and year-end fiscal 2008 ($23.05). The balance in column (f) is the total of the 131,250 vested and 18,750 unvested restricted stock units multiplied by the year-end fiscal 2009 closing price.

                                     ~ 18 ~

(2a) Reflects an August 1, 1996 deferred compensation agreement for the deferral of $14,583 of salary by Mr. Geisser with interest accruing at a 6.54% annual rate, compounded monthly, until it was settled with a $33,863 lump sum payment on July 31, 2009.

(2b) Reflects a December 18, 1998 deferred compensation agreement for the deferral of $24,000 of salary by Mr. Geisser with interest accruing at a 4.43% annual rate, compounded monthly, until it is settled with a $39,002 lump sum payment on June 30, 2010. The present value will be paid earlier upon a termination of employment.

(2c) Reflects a December 27, 1999 deferred compensation agreement for the deferral of $36,000 of salary by Mr. Geisser with interest accruing at a 6.03% annual rate, compounded monthly, until it was settled with a $62,104 lump sum payment on July 31, 2009.

(2d) Reflects a December 27, 2000 deferred compensation agreement for the deferral of $48,000 of salary by Mr. Geisser with interest accruing at a 5.72% annual rate, compounded monthly, until it is settled with an $80,139 lump sum payment on June 30, 2010. The present value will be paid earlier upon a termination of employment.

(3) None of the amounts in the table were reported in the 2009 Summary Compensation Table.

(4) The entire amount for Mr. Sinsheimer was reported in the Restricted Stock Awards column of the Summary Compensation Table for fiscal 2002. $48,000 of the amount for Mr. Geisser was reported in the Salary column of the Summary Compensation Table for fiscal 2003.

                                     ~ 19 ~

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

     None of the executive officers has employment, severance or change in control agreements providing payments or other benefits upon a change of control or termination of employment except for (i) the SERP for the CEO (ii) the terms of restricted stock and restricted stock unit agreements and (iii) nonqualified deferred compensation agreements. The Company has entered into Excise Tax Restoration Agreements with each of the named executive officers as described below.

PAYMENTS MADE UPON RESIGNATION OR TERMINATION FOR CAUSE

     If an executive resigns without good reason or is terminated by the Company for cause, the executive will be entitled only to any accrued and unpaid salary and vested benefits and no cash severance.

PAYMENTS MADE UPON TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON OR DUE TO DEATH, DISABILITY, OR SALE OF COMPANY

     If there is a sale of the Company, or a named executive officer's employment is terminated by the Company without "cause" or by the executive for "good reason", or due to death or disability, the officer will generally be entitled to full vesting of all unvested shares of restricted stock and
restricted  stock  units.   However,   the  executive  officers'  February  2006
restricted stock agreements and March 2009 restricted stock unit agreements provide only for a portion (based on the percentage of the vesting period elapsed) of the shares to vest if the named executive officer's employment is terminated by the Company without "cause" or by the executive for "good reason."

     For purposes of these events, the following definitions are generally applicable:

     "SALE OF COMPANY" means there is a sale of all or substantially all of the assets (exclusive of securitized assets) or stock of the Company.

     "CAUSE" means the executive officer has either (i) engaged in an act or acts of gross misconduct or negligence that has materially harmed or materially damaged the Company (ii) repeatedly failed to follow the lawful instructions of the Company following written notice informing him of such conduct (iii) misappropriated Company property (iv) been convicted of, or plead "no contest" to, a felony or (v) exhibited a repeated inability to competently perform the essential functions of his job which has been memorialized in the Company's records and has resulted in material harm or material damage to the Company.

     "GOOD REASON" means the executive officer has resigned his employment after experiencing (i) any reduction (in the aggregate) in his base salary by more than 25%, unless all Company executive officers incur the same proportionate reduction in base salary or (ii) a material diminishment in his position, job duties and/or responsibilities. The officer must have experienced the foregoing without providing his consent and he must also provide the Company with written notice stating his intention to resign with good reason.

     "DISABILITY"  means a permanent and total disability  within the meaning of
     Section 22(e)(3) of the Internal Revenue Code. Under this definition, an individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     Under the terms of each named executive officer's Excise Tax Restoration Agreement, if there is a sale of the Company and any payment or distribution to the executive in connection with the sale subjects an executive to the golden parachute excise tax, the Company would provide the executive with an excise tax restoration payment so the executive will be in the same after-tax position as if the excise tax was not imposed. As shown in the table below, if a hypothetical corporate transaction occurred at the end of fiscal 2009, no executive would have received payments sufficient to trigger an excise tax restoration payment.

HYPOTHETICAL POTENTIAL PAYMENT ESTIMATES

     The table below describes and provides estimates for compensation payable to each named executive officer under hypothetical termination of employment scenarios and in the event of a sale of the Company under the Company's compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table are estimates and assume the hypothetical involuntary termination, sale of the Company, death or disability occurred on July 31, 2009 (the last business day of fiscal 2009). Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

                                     ~ 20 ~

     Under the golden  parachute rules  prescribed  under Internal  Revenue Code
Section 280G and 4999, a 20% excise tax is imposed on compensatory parachute payments that equal or exceed the officer's base amount. For purposes of the golden parachute excise tax analysis and the hypothetical estimates, some of the important assumptions were:

     o    Sale of Company occurring on July 31, 2009 at share price of $20.28;
     o Accelerated vesting and settlement of all unvested restricted stock and restricted stock units;
     o    No cash severance;
     o Equity awards, regular bonuses and similar payments made within one year of July 31, 2009 were not contingent on or related to the hypothetical sale of the Company;
     o Base amounts are three times the average compensation for calendar years 2004 through 2008;
     o July 2009 Applicable Federal Rates were used to calculate discounted present values (120%, semi-annual compounding; short-term: 0.98%, mid-term: 3.29%; long-term: 5.17%); and
     o    Aggregate   marginal  income  tax  rates  of  46.70%  for  New  Jersey residents, 45.42% for New York residents and 36.45% for Texas residents.

-------------------------------------------------------------------------------------
                                          Termination
                                        (without cause
                                          or for good      Sale of        Death or
                  Name                    reason) ($)    Company ($)   Disability ($)
-------------------------------------------------------------------------------------
PAUL R. SINSHEIMER
2009 Annual MIP Cash Payment (1)                     0       400,000          400,000
Unvested Restricted Stock (Accelerated)      6,417,870     6,883,884        6,883,884
Vested SERP Restricted Stock Units           2,661,750     2,661,750        2,661,750
Unvested SERP Restricted Stock Units
  (Accelerated)                                380,250       380,250          380,250
Vested Deferred Restricted Stock
  Units/Compensation                           549,264       549,264          549,264
IRC 280G Excise Tax Restoration                      0             0                0
-------------------------------------------------------------------------------------
     Total                                  10,009,134    10,875,148       10,875,148
-------------------------------------------------------------------------------------
STEVEN F. GROTH
Unvested Restricted Stock and Units
  (Accelerated)                              1,670,768     2,226,987        2,226,987
IRC 280G Excise Tax Restoration                      0             0                0
-------------------------------------------------------------------------------------
     Total                                   1,670,768     2,226,987        2,226,987
-------------------------------------------------------------------------------------
JOHN V. GOLIO
Unvested Restricted Stock and Units
  (Accelerated)                              1,821,387     2,749,197        2,749,197
IRC 280G Excise Tax Restoration                      0             0                0
-------------------------------------------------------------------------------------
     Total                                   1,821,387     2,749,197        2,749,197
-------------------------------------------------------------------------------------
JAMES H. MAYES, JR.
Unvested Restricted Stock and Units
  (Accelerated)                              2,222,952     3,688,425        3,688,425
IRC 280G Excise Tax Restoration                      0             0                0
-------------------------------------------------------------------------------------
     Total                                   2,222,952     3,688,425        3,688,425
-------------------------------------------------------------------------------------
TROY H. GEISSER
Unvested Restricted Stock and Units
  (Accelerated)                              1,738,787     2,671,890        2,671,890
Vested Deferred Restricted Stock
  Units/Compensation                           113,534       113,534          113,534
IRC 280G Excise Tax Restoration                      0             0                0
-------------------------------------------------------------------------------------
     Total                                   1,852,321     2,785,424        2,785,424
-------------------------------------------------------------------------------------

(1) Represents the target bonus amount for fiscal 2009. Upon a sale of the Company or death or disability, the Compensation Committee had discretion to pay any portion of the remaining $600,000 of the $1,000,000 maximum bonus.

                                     ~ 21 ~

                             AUDIT COMMITTEE REPORT

     The current members of the Audit Committee are Michael C. Palitz, H. E. Timanus, Jr. and Michael J. Zimmerman. Each meets the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and SEC rules and regulations. The Audit Committee acts under a written charter approved by the Board of Directors.

     Management is responsible for the Company's internal control over financial reporting and the financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for the integrated audit of the Company's consolidated financial statements and internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee relies on KPMG's opinions on the consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee pre-approves all fees charged and work performed by KPMG.

     The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for fiscal 2009 with the Company's management. The Audit Committee also discussed the matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees" and Public Company Oversight Board Auditing Standard No. 5, "An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements" with KPMG.

     KPMG provided the Audit Committee with the written disclosure required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with KPMG its independence from the Company and management. KPMG did not perform any non-audit services for the Company during fiscal 2009.

     Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended July 31, 2009, for filing with the SEC.

     This report is submitted by the members of the Audit Committee of the Board of Directors:

                                Michael C. Palitz
                          H. E. Timanus, Jr., Chairman
                              Michael J. Zimmerman

                                     ~ 22 ~

          RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                             (Item 2 on Proxy Card)

                                     GENERAL

         The Audit Committee appointed KPMG as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2010. KPMG has audited the Company's financial statements since fiscal 2002. A representative of KPMG is expected to attend the Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

         Stockholder ratification of the appointment of the Company's independent registered public accounting firm is not required by the Company's bylaws or other applicable legal requirements. However, the Board is submitting the appointment of KPMG to stockholders for ratification as good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider retaining KPMG. If stockholders ratify the appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines a change would be in the best interests of the Company and its stockholders.

         Ratification of the appointment of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will have no impact on the vote.

                     PRINCIPAL ACCOUNTING FEES AND SERVICES

     The fees for services provided by KPMG to the Company in fiscal 2009 and 2008 follow:

     AUDIT FEES: Consists of fees paid for the integrated audit of the Company's consolidated financial statements and management's assessment of internal control over financial reporting (required by Section 404 of the Sarbanes-Oxley Act of 2002), the audit of subsidiary consolidated financial statements and reviews of the Company's quarterly consolidated financial statements. Audit fees also include fees for services closely related to the audit that primarily could only be provided by the Company's independent registered public accounting firm. Audit fees were $730,000 in fiscal 2009 and $715,000 in fiscal 2008.

     AUDIT-RELATED FEES: No audit related services were provided for fiscal 2009 or 2008.

     TAX FEES: No tax compliance, advice or planning services were provided for fiscal 2009 or 2008.

     ALL OTHER FEES: No products or services other than the services reported above were provided for fiscal 2009 or 2008.


                       PRE-APPROVAL POLICY AND PROCEDURES

     The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Permissible non-audit services include audit-related services, tax services and other services. The independent registered public accounting firm and management are required to report periodically to the Audit Committee services provided by the independent registered public accounting firm according to this pre-approval, and the fees for these services.

     THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2010.

                                     ~ 23 ~

                             STOCKHOLDER PROPOSALS

     As a stockholder, you may be entitled to present proposals for action at future annual meetings. Proposals to be considered for inclusion in the proxy materials for the Company's 2010 Annual Meeting of Stockholders, expected to be held December 7, 2010, must be directed to the Secretary of the Company at the Company's principal executive office and must be received by July 7, 2010. To be included in the proxy materials for the 2010 Annual Meeting of Stockholders, a proposal must be an appropriate subject for stockholder action under the SEC rules and must otherwise comply with the rules and regulations of the SEC. If you intend to introduce a proposal at the 2010 Annual Meeting of Stockholders that was not included in the proxy materials for the meeting, unless you have provided notice of such proposal to the Company by September 20, 2010, the proxy holders will be allowed to use their discretionary voting authority with respect to the proposal without any discussion of the matter or how they intend to vote in the proxy materials for the meeting.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, neither the Company nor the Board of Directors know of any matters, other than those indicated above, to be presented at the Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote the shares represented by such proxy pursuant to the discretionary authority to vote conferred by the enclosed proxy card.

        INFORMATION FOR STOCKHOLDERS THAT HOLD THE COMPANY'S COMMON STOCK
                            THROUGH A BANK OR BROKER

     Under SEC rules, brokers and banks that hold stock for the account of their customers are permitted to elect to deliver a single Annual Report and proxy statement (as well as other shareholder communications from the issuer) to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of Common Stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of the Company's proxy materials. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement. If you would prefer in the future to receive a separate copy of the Company's Annual Reports and Proxy Statements, you may revoke your consent at any time by contacting the Company at the telephone number or address set forth below for obtaining a copy of the Company's Form 10-K. Your notification should include the name of your brokerage firm or bank and your account number.

     If your household received only one copy of the 2009 Annual Report or this Proxy Statement and you wish to receive a separate copy, please contact the Company at the above address or telephone number. If you hold your shares of Common Stock through a broker or bank and are receiving multiple copies of our Annual Reports and Proxy Statements at your address and would like to receive only one copy for your household, please contact your broker or bank.

                                  ANNUAL REPORT

     THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JULY 31, 2009 WAS MAILED WITH THE PROXY STATEMENT AND IS AVAILABLE IN THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEBSITE AT HTTP://WWW.FINANCIALFEDERAL.COM. THE ANNUAL REPORT ON FORM 10-K FOR FISCAL 2009 FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934 MAY BE OBTAINED FREE BY CALLING THE COMPANY AT
(212) 599-8000 OR BY SENDING A WRITTEN REQUEST TO INVESTOR RELATIONS AT FINANCIAL FEDERAL CORPORATION, 730 THIRD AVENUE, 23rd FLOOR, NEW YORK, NEW YORK 10017 ATTN: CORPORATE SECRETARY.


                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        Troy H. Geisser
                                        SECRETARY

DATE:  November 3, 2009

                                     ~ 24 ~

A  Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:
   01 - Lawrence B. Fisher   02 - Michael C. Palitz   03 - Paul R. Sinsheimer
   04 - Leopold Swergold     05 - H.E. Timanus, Jr.   06 - Michael J. Zimmerman

  [ ] Mark here to vote FOR all nominees

  [ ] Mark here to WITHHOLD vote from all nominees

  [ ] For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the
      right.                                01   02   03   04   05   06
                                            [ ]  [ ]  [ ]  [ ]  [ ]  [ ]

                                      FOR  AGAINST  ABSTAIN
2. Ratifying the appointment of       [ ]    [ ]      [ ]
   KPMG LLP as the Corporation's
   independent registered public
   accounting firm for the fiscal
   year ending July 31, 2010.


B  Non-Voting Items
Change of Address - Please print new address below
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
C  Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

The signature on this Proxy should correspond exactly with stockholder's name as printed herein. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Date (mm/dd/yyyy) -       Signature 1 - Please keep   Signature 1 - Please keep
Please print date below   signature within the box    signature within the box
-----------------------   -------------------------   -------------------------


-----------------------   -------------------------   -------------------------

-------------------------------------------------------------------------------
Proxy - FINANCIAL FEDERAL CORPORATION
-------------------------------------------------------------------------------

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting to be Held on December 8, 2009


The undersigned stockholder of Financial Federal Corporation (the "Corporation") hereby appoints Paul R. Sinsheimer and Troy H. Geisser, or either of them, with full power of substitution, as proxies for the undersigned to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 270 Park Avenue, New York, New York on December 8, 2009 at 10:00 a.m., and at any adjournment thereof, to the same extent and with the same power as if the undersigned were present in person thereat and with authority to vote and act in such proxyholder's discretion with respect to other matters which may properly come before the Meeting. Such proxyholder is specifically directed to vote or withhold from voting the shares registered in the name of the undersigned as indicated on the reverse side.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.


Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.